EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS RECORD SECOND QUARTER RESULTS

Reports Record EPS of $0.61; Record Adjusted EPS of $0.66

Company Increases Full-Year Earnings Guidance, Expects $1.51 to $1.64 Adjusted EPS

El Segundo, California — July 27, 2016 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the second quarter of 2016.

Second Quarter 2016 Highlights (Compared to Second Quarter 2015)

●	Record net sales of $581.0 million, up 21%
●	Record gross profit of $83.0 million, up 34%
●	Gross profit margin increased to 14.3% from 12.9%
●	Operating profit increased $12.5 million to $13.4 million
●	Adjusted EBITDA of $16.9 million, up 78%
●	Diluted EPS of $0.61 compared to $0.01
●	Adjusted EPS from continuing operations of $0.66 compared to $0.26
●	Generated $99.2 million of operating cash flow
●	Repurchased 189,562 shares at an average price of $9.16

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “The second quarter results reflect an exciting time for PCM. We smashed our EPS guidance by beating the high-end of our range by $0.24. Our gross sales also exceeded the top-end of our expectations and we had higher than expected sales reported on a net basis and higher margin-rich sales resulting in us handily beating our gross margin and gross profit ranges. Our results represents the highest levels of net sales and gross profit in our history and demonstrate that the changes and aggressive investments we made over the past few years, including our recent acquisitions, have successfully transformed us into a growing, diversified IT solutions powerhouse. We continue to unlock strategic and financial benefits of these transformative initiatives beyond expanded scale, a larger customer base and a more robust suite of capabilities, including experienced and successful leadership, enhanced IT systems, expanded geographic presence and heightened strategic value to our customer and vendor partners. The second quarter results validate our strategic position as a larger, more profitable, and increasingly sophisticated player in a growing industry, and I am increasingly confident that we will capture a larger share of the IT solutions market and grow faster than the industry.”

Jay Miley, President of PCM, Inc., said, “I am especially encouraged by the performance of our go-to-market teams, including those who joined PCM with our recent acquisitions. Our teams are now fully trained in PCM’s combined offerings, and remain focused on increasing our market share in the U.S. and Canada. Our Endpoint Technologies, Advanced Technologies and Microsoft practice groups performed exceptionally well during the quarter. Looking forward, we will continue to shift our investments and redeploy resources towards our strategic focus on advanced solutions. I am also excited about our recently announced plans for our new Rio Rancho sales office that opens in August. We expect to hire upwards of 220 sales professionals over the next three years, and target to have at least 100 sales professionals by the end of its first year of operations. Despite these investments, we will continue to be vigilant on managing our cost structure to drive operating leverage in the business.”

Commenting on PCM’s outlook, Khulusi said, “We remain focused on aggressively growing our bottom line and delivering strong shareholder returns. For the third quarter, we expect sales in the range of $545 million to $560 million, and adjusted EPS of $0.29 to $0.35. Our strong year-to-date performance, and encouraging Q3 outlook has enabled us to increase our full-year earnings outlook for the second quarter in a row. We are increasing our full year adjusted EPS guidance by $0.24. We now expect full year adjusted EPS of a range of $1.51 to $1.64 per share on estimated 2016 net sales of $2.2 billion to $2.23 billion, or a sales increase of 32% to 34%.”

1

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended June 30,
	2016		2015
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$445,022	77%	$373,202	78%	$71,820	19%
Public Sector	98,980	17	105,670	22	(6,690)	(6)
Canada	37,004	6	—	—	37,004	NM (1)
Corporate & Other	(12)	—	(1)	—	(11)	NM (1)
Consolidated	$580,994	100%	$478,871	100%	$102,123	21%

(1) Not meaningful.

Consolidated net sales were $581.0 million in the three months ended June 30, 2016 compared to $478.9 million in the three months ended June 30, 2015, an increase of $102.1 million, or 21%. This increase was primarily due to the addition of sales from our fourth quarter 2015 acquisitions and investments we have made in advanced technologies and software for the benefit of the overall business. Consolidated sales of services were $34.1 million in the three months ended June 30, 2016 compared to $32.4 million in the three months ended June 30, 2015, an increase of $1.7 million, or 5%, and represented 6% and 7% of net sales in each of the three months ended June 30, 2016 and 2015, respectively.

Commercial net sales were $445.0 million in the three months ended June 30, 2016 compared to $373.2 million in the three months ended June 30, 2015, an increase of $71.8 million or 19%. The increase in Commercial net sales was primarily due to the addition of sales from our Tiger Direct acquisition and the investments we have made in advanced technologies and software for the benefit of the overall business.

Public Sector net sales were $99.0 million in the three months ended June 30, 2016 compared to $105.7 million in the three months ended June 30, 2015, a decrease of $6.7 million, or 6%. The decrease in Public Sector net sales was primarily due to a $5.8 million reduction in sales to a single federal customer. Sales for our state and local government and educational institution (“SLED”) business decreased due to a continued shift in sales mix towards products reported on a net basis.

Canada net sales were $37.0 million in the three months ended June 30, 2016, representing the sales from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in December 2015.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $83.0 million in the three months ended June 30, 2016 compared to $62.0 million in the three months ended June 30, 2015, an increase of $21.0 million, or 34%. Consolidated gross profit margin increased to 14.3% in the three months ended June 30, 2016 from 12.9% in the same period last year. The increase in consolidated gross profit was primarily due to our fourth quarter 2015 acquisitions and the investments we have made in advanced technologies and software for the benefit of the overall business. The increase in our consolidated gross profit margin was primarily due to an increase in vendor consideration as a percent of net sales, a change in sales mix, including a greater mix of sales reported on a net basis and improved selling margins.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $69.6 million in the three months ended June 30, 2016 compared to $61.1 million in the three months ended June 30, 2015, an increase of $8.5 million, or 14%. Consolidated SG&A expenses as a percentage of net sales decreased to 12.0% in the three months ended June 30, 2016 from 12.8% in the same period last year. The increase in consolidated SG&A expenses was primarily related to our fourth quarter 2015 acquisitions, including an $11.5 million increase in personnel costs primarily related to the acquisitions, a $1.0 million increase in amortization expense related to purchased intangibles and $0.9 million of variable credit card related fees, partially offset by a $1.3 million gain resulting from a class action settlement related to an industry wide DRAM indirect antitrust litigation and the non-recurrence of certain 2015 expenses including a $3.3 million write-off of CRM software work-in-process which we abandoned in favor of En Pointe’s production CRM system in the three months ended June 30, 2015 and $1.6 million of restructuring related costs.

2

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended June 30,								Change in
	2016			2015			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)		Profit (Loss)	Margin(1)		$	%	%
Commercial	$22,487	5.1%		$17,830	4.8%		$4,657	26%	0.3%
Public Sector	4,275	4.3		4,705	4.5		(430)	(9)	(0.2)
Canada	824	2.2		—	—		824	NM (2)	2.2
Corporate & Other	(14,221)	(2.4	)(1)	(21,685)	(4.5	)(1)	7,464	(34)	2.1
Consolidated	$13,365	2.3%		$850	0.2%		$12,515	1,472%	2.1%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.
(2)	Not meaningful.

Consolidated operating profit was $13.4 million in the three months ended June 30, 2016 compared to $0.9 million in the three months ended June 30, 2015, an increase of $12.5 million.

Commercial operating profit was $22.5 million in the three months ended June 30, 2016 compared to $17.8 million in the three months ended June 30, 2015, an increase of $4.7 million, or 26%. The increase in Commercial operating profit was primarily due to a $15.1 million increase in Commercial gross profit, offset by increases in personnel costs related to the Tiger Direct acquisition, investments in advanced technologies and software specialists and variable compensation on increased gross profit.

Public Sector operating profit was $4.3 million in the three months ended June 30, 2016 compared to $4.7 million in the three months ended June 30, 2015, a decrease of $0.4 million, or 9%. The decrease in Public Sector operating profit was primarily due to a $0.4 million increase in personnel costs and $0.2 million of amortization costs primarily resulting from the Tiger Direct acquisition, partially offset by a $0.4 million increase in gross profit.

Canada operating profit was $0.8 million in the three months ended June 30, 2016, representing the operating profit from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in the fourth quarter of 2015.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $14.2 million in the three months ended June 30, 2016 compared to $21.7 million in the three months ended June 30, 2015, a decrease of $7.5 million, or 34%. The decrease in our Corporate & Other operating expenses was primarily due to a $1.3 million gain resulting from a class action settlement related to an industry wide DRAM indirect antitrust litigation and labor cost savings in Corporate and Other, as well as the non-recurrence of certain 2015 expenses including a $3.3 million write-off of CRM software work-in-process which we abandoned in favor of En Pointe’s production CRM system in the three months ended June 30, 2015 and $1.6 million of restructuring related costs.

Income From Continuing Operations

Income from continuing operations (after tax) was $7.4 million, or $0.61 per diluted share, in the three months ended June 30, 2016 compared to $0.2 million, or $0.01 per diluted share, in the same period last year.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended June 30, 2016 was $16.9 million compared to $9.5 million for the three months ended June 30, 2015. Non-GAAP EPS (Adjusted EPS) from continuing operations was $0.66 for the three months ended June 30, 2016 compared to $0.26 in the three months ended June 30, 2015. The increase in adjusted EBITDA and adjusted EPS was primarily driven by the increase in operating profit discussed above, but excludes the impact of a $1.3 million gain resulting from a class action settlement related to an industry wide DRAM indirect antitrust litigation, a $1.4 million reduction in severance and restructuring related costs and the non-recurrence of a $3.3 million write-off of CRM software work-in-process which we abandoned in favor of En Pointe’s production CRM system in the three months ended June 30, 2015.

3

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the six months ended June 30, 2016 of $99.2 million, compared to cash used in operations of $3.8 million in the six months ended June 30, 2015. Accounts receivable at June 30, 2016 was $396.5 million, an increase of $55.4 million from December 31, 2015. Inventory at June 30, 2016 was $85.5 million, an increase of $30.1 million from December 31, 2015. Accounts payable at June 30, 2016 was $339.2 million, an increase of $137.7 million from December 31, 2015. Cash flow used in investing activities during the six months ended June 30, 2016 totaled $3.0 million compared to $34.5 million during the six months ended June 30, 2015. Investing activities for the six months ended June 30, 2016 were primarily related to $2.5 million of capital expenditures and $0.5 million of incremental acquisition-related investments. Investing activities for the six months ended June 30, 2015 was primarily related to a $17.3 million payment for our acquisition of the assets of En Pointe, the purchase of real property in Irvine, California for $5.8 million and the purchase of real property in Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. Total notes payable, including the $4.7 million of note payable related to asset held for sale in connection with our Irvine property, decreased by $2.5 million to $36.7 million at June 30, 2016 compared to December 31, 2015. Outstanding borrowings under our line of credit decreased by $69.1 million to $93.3 million at June 30, 2016 compared to December 31, 2015.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive Headcount By Segment:	Three Months Ended June 30,
	2016	2015
Commercial	828	669
Public Sector	161	125
Canada	79	—
Total	1,068	794

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix:	2016	2015	Growth
Software(1)	31%	34%	11%
Notebooks and Tablets	18	16	31
Desktops	8	8	30
Manufacturer service and warranties(1)	6	6	36
Delivered services	6	7	5
Networking	6	7	4
Accessories	4	3	71
Storage	4	3	40
Display	4	4	35
Servers	3	3	(3)
Printers	2	1	104
Other(2)	8	8	40
Total	100%	100%

(1) Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2) Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

4

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and other uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on July 27, 2016 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on July 27, 2016 until August 3, 2016 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 45137975.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of nearly $2.0 billion in the twelve months ended June 30, 2016. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to unlocking strategic and financial benefits; our positioning to deliver growth that outpaces the industry; expectation of 2016 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share; and statements regarding the focus of our investments and opportunities for efficiencies. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe, Acrodex and TigerDirect acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2016, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

5

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$580,994	$478,871	$1,079,023	$774,830
Cost of goods sold	497,995	416,905	925,717	673,759
Gross profit	82,999	61,966	153,306	101,071
Selling, general and administrative expenses	69,634	61,116	138,422	105,428
Operating profit (loss)	13,365	850	14,884	(4,357)
Interest expense, net	1,461	872	2,935	1,643
Income (loss) from continuing operations before income taxes	11,904	(22)	11,949	(6,000)
Income tax expense (benefit)	4,498	(197)	4,387	(2,651)
Income (loss) from continuing operations	7,406	175	7,562	(3,349)
Income from discontinued operations, net of taxes	—	74	—	43
Net income (loss)	$7,406	$249	$7,562	$(3,306)

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$0.63	$0.01	$0.64	$(0.27)
Income from discontinued operations, net of taxes	—	0.01	—	0.00
Net income (loss)	$0.63	$0.02	$0.64	$(0.27)

Diluted EPS:
Income (loss) from continuing operations	$0.61	$0.01	$0.62	$(0.27)
Income from discontinued operations, net of taxes	—	0.01	—	0.00
Net income (loss)	$0.61	$0.02	$0.62	$(0.27)

Weighted average number of common shares outstanding:
Basic	11,715	12,106	11,796	12,156
Diluted	12,211	12,665	12,262	12,156

6

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
EBITDA(a):
Consolidated operating profit (loss)	$13,365	$850	$14,884	$(4,357)
Add: Consolidated depreciation expense	2,527	2,799	5,092	5,412
Consolidated amortization expense	1,448	417	2,955	503
EBITDA	$17,340	$4,066	$22,931	$1,558

EBITDA Adjustments:
Write-off of CRM(b)	$37	$3,327	$37	$3,327
Legal settlement gain(c)	(1,333)	—	(1,333)	—
Severance & restructuring related costs(d)	678	2,069	1,876	3,147
M&A related fees(e)	185	—	761	—
Foreign exchange (gain) loss	(39)	36	(281)	18
Total EBITDA adjustments	$(472)	$5,432	$1,060	$6,492

Adjusted EBITDA
EBITDA	$17,340	$4,066	$22,931	$1,558
Add: EBITDA Adjustments	(472)	5,432	1,060	6,492
Adjusted EBITDA	$16,868	$9,498	$23,991	$8,050

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$11,904	$(22)	$11,949	$(6,000)
Less: Income tax expense (benefit)	4,498	(197)	4,387	(2,651)
Consolidated income (loss) from continuing operations	$7,406	$175	$7,562	$(3,349)

Consolidated income (loss) from continuing operations before income taxes	$11,904	$(22)	$11,949	$(6,000)
Add: EBITDA Adjustments	(472)	5,432	1,060	6,492
Amortization of purchased intangibles(f)	1,444	412	2,948	489
Adjusted income from continuing operations before income taxes	12,876	5,822	15,957	981
Less: Adjusted income tax expense(g)	4,865	2,572	5,859	433
Non-GAAP consolidated income from continuing operations	$8,011	$3,250	$10,098	$548

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$0.61	$0.01	$0.62	$(0.27)
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.66	$0.26	$0.82	$0.04

GAAP diluted weighted average number of common shares outstanding	12,211	12,665	12,262	12,156
Non-GAAP diluted weighted average number of common shares outstanding	12,211	12,665	12,262	12,733 (g)

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Relates to the write-off of internally developed software work in process related to our upcoming CRM system, which was one component of our overall ERP system conversion, in favor of a similar CRM system already configured and in production at En Pointe.
(c)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(d)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(e)	Relates to costs incurred resulting from our 2015 acquisitions.
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	Includes approximately 577,000 dilutive shares for the six months ended June 30, 2015 for computation of non-GAAP diluted EPS.

7

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$9,203	$11,176
Accounts receivable, net of allowances of $479 and $558	396,454	341,018
Inventories	85,462	55,386
Prepaid expenses and other current assets	28,260	17,880
Deferred income taxes	3,433	4,425
Asset held for sale	5,812	5,812
Total current assets	528,624	435,697
Property and equipment, net	54,854	56,774
Goodwill	81,486	80,552
Intangible assets, net	18,058	20,807
Deferred income taxes	898	939
Other assets	4,539	5,404
Total assets	$688,459	$600,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$339,248	$201,524
Accrued expenses and other current liabilities	62,290	51,580
Deferred revenue	23,370	11,455
Line of credit	93,301	162,439
Notes payable — current	12,225	12,912
Note payable related to asset held for sale	4,700	4,799
Current liabilities of discontinued operations	150	153
Total current liabilities	535,284	444,862
Notes payable	19,752	21,454
Other long-term liabilities	13,940	20,289
Deferred income taxes	3,882	4,053
Total liabilities	572,858	490,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,151,377 and 16,007,613 shares issued; 11,653,012 and 11,914,946 shares outstanding	16	16
Additional paid-in capital	124,400	122,932
Treasury stock, at cost: 4,498,365 and 4,092,667 shares	(26,934)	(23,326)
Accumulated other comprehensive loss	(101)	(765)
Retained earnings	18,220	10,658
Total stockholders’ equity	115,601	109,515
Total liabilities and stockholders’ equity	$688,459	$600,173

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$7,562	$(3,306)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,047	5,915
Write-off of software work in process	—	3,327
Provision for deferred income taxes	813	(1,504)
Excess tax benefit related to stock option exercises	(52)	(185)
Non-cash stock-based compensation	1,004	865
Change in operating assets and liabilities:
Accounts receivable	(55,514)	(174,370)
Inventories	(30,147)	5,801
Prepaid expenses and other current assets	(10,228)	(13,810)
Other assets	1,127	(1,152)
Accounts payable	153,977	158,220
Accrued expenses and other current liabilities	10,697	4,685
Deferred revenue	11,915	11,679
Total adjustments	91,639	(529)
Net cash provided by (used in) operating activities	99,201	(3,835)
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	—	(17,295)
Acquisition of assets of Systemax	(400)	—
Acquisition of Acrodex	(93)	—
Purchases of property and equipment	(2,461)	(17,238)
Net cash used in investing activities	(2,954)	(34,533)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	(69,138)	16,363
Borrowings under notes payable	—	17,694
Payments under notes payable	(2,488)	(2,221)
Change in book overdraft	(16,266)	11,223
Payments of obligations under capital leases	(1,280)	(1,207)
Payments of earn-out liability	(5,886)	(1,975)
Proceeds from stock issued under stock option plans	726	540
Payments for deferred financing costs	(404)	(646)
Common shares repurchased and held in treasury	(3,608)	(3,059)
Excess tax benefit related to stock option exercises	52	185
Net cash provided by (used in) financing activities	(98,292)	36,897
Effect of foreign currency on cash flow	72	(507)
Net change in cash and cash equivalents	(1,973)	(1,978)
Cash and cash equivalents at beginning of the period	11,176	8,892
Cash and cash equivalents at end of the period	$9,203	$6,914
Supplemental Cash Flow Information
Interest paid	$2,558	$1,551
Income taxes paid (refund), net	(153)	290
Supplemental Non-Cash Investing and Financing Activities
Earn-out liability	$—	$32,500
Financed purchase of property and equipment	711	624

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